UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2024

Hut 8 Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41864	92-2056803
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Brickell Avenue, Suite 1500, Miami, Florida	33131
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (305) 224 6427

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HUT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On August 6, 2024, Hut 8 Corp. (the “Company”) announced the appointment of Sean Glennan as the Company’s Chief Financial Officer, effective August 21, 2024 (the “Effective Date”).

Mr. Glennan, 41, most recently served as Managing Director in the Global Power, Utilities & Renewables group in Citigroup Global Market’s Investment Banking division, beginning in December 2021. Prior to serving as Managing Director, Mr. Glennan held various roles at Citigroup since August 2011.

Pursuant to the terms of Mr. Glennan’s employment agreement (the “Employment Agreement”) effective as of the Effective Date, Mr. Glennan will be employed with the Company for an indefinite term until his employment is terminated in accordance the terms of the Employment Agreement. Under the Employment Agreement, the Company agrees to provide Mr. Glennan: (i) an annual base salary of $400,000; (ii) an annual bonus with a target opportunity equal to 100% of base salary, subject to achievement of any applicable performance goals established by the board of directors; (iii) an equity award of restricted stock units equal to the quotient of $500,000 and the volume weighted average stock price of the Company’s common stock for the twenty (20) consecutive trading day period ending on the final trading day prior to the Effective Date (the “20-Day VWAP”); (iv) an equity award of performance stock units equal to the quotient of $500,000 and the 20-Day VWAP; and (v) eligibility to receive additional equity-based compensation in the future as determined by the board of directors. Mr. Glennan will be entitled to a pro-rata bonus for the 2024 calendar year, calculated at target.

Pursuant to the Employment Agreement, upon a termination of his employment by the Company without cause or if Mr. Glennan resigns for good reason, he will be entitled to the following additional payments and benefits: (i) any annual bonus awarded in respect of the year preceding the year of termination, but not yet paid; (ii) an annual bonus at target for the year in which his employment terminates; (iii) salary continuation payments for twelve (12) months; (iv) twelve (12) months COBRA continuation coverage at active employee rates; and (v) treatment of long-term incentive or other equity awards determined in accordance with the terms of the applicable plan and award agreements; provided that with respect to awards that vest solely based on continued service with the Company, such awards shall vest in any tranche scheduled to vest in accordance with the applicable award agreement during the 12-month post-termination period, which vesting shall occur on the ninety-first (91st) day after the date of termination.

Under the Employment Agreement, Mr. Glennan will be subject to certain non-competition and non-solicitation of customers, suppliers and employees restrictions for twelve (12) months following any termination of employment, in addition to non-disparagement and confidentiality obligations.

The Company expects that Mr. Glennan will enter into an indemnification agreement with the Company, a form of which was filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on November 11, 2023.

The selection of Mr. Glennan to serve as the Company’s Chief Financial Officer was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Glennan and any director or executive officer of the Company. Mr. Glennan has not been a party to any transaction with the Company or its subsidiaries of the type required to be disclosed pursuant to Item 404(a) of Regulation S-K, and no such transaction is currently contemplated.

The foregoing description of the Employment Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2024.

Departure of Chief Financial Officer

On August 6, 2024, the Company announced the departure of Shenif Visram as the Company’s Chief Financial Officer, effective as of the close of business on August 20, 2024, for personal, family-related reasons. Mr. Visram will continue to serve as the Company’s Chief Financial Officer until his anticipated departure date.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release, dated August 6, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUT 8 CORP.
(Registrant)

Date: August 6, 2024
	By:	/s/ Victor Semah
		Name:	Victor Semah
		Title:	Chief Legal Officer & Corporate Secretary

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